FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp
jdelamater@northeastbank.com

Northeast Bancorp Announces Adoption of 2004 Stock Repurchase Program

Auburn, Maine - January 30, 2004 - Northeast Bancorp (AMEX: NBN), parent company of Northeast Bank, F.S.B., announced today that its Board of Directors has approved a plan to repurchase up to 200,000 shares of its common stock, or approximately 8 percent of its outstanding common stock. It is anticipated that the repurchase plan will be funded from general working capital and that the plan will terminate no later than December 31, 2004, unless extended by the Board of Directors.

Under the terms of the stock repurchase plan, Northeast Bancorp will repurchase its common stock from time to time in open market transactions at prevailing market prices. Common stock repurchased pursuant to the plan will be classified as authorized but un-issued shares of common stock available for future issuance as determined by the Board of Directors from time to time. The repurchase program may be discontinued by Northeast Bancorp at any time.

Northeast Bancorp is a unitary thrift holding company with assets and shareholders' equity of approximately $497 million and $36 million, respectively. Northeast Bancorp is the holding company of Northeast Bank, F.S.B., founded in 1872, which operates from 13 locations throughout western, central, southern and mid-coastal Maine. It also provides financial planning, investment, and insurance products to its customers through Northeast Financial Services Corporation, a subsidiary of the Bank.

Statements in this press release regarding future events constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. These forward-looking statements represent Northeast Bancorp's judgment as of the date of this release. Northeast Bancorp disclaims any intent or obligation to update these forward-looking statements.

Headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Management encourages present and prospective shareholders to contact President & CEO Jim Delamater if they wish to discuss the Company and its products and services. He can be reached at jdelamater@northeastbank.com, or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries, or in learning more about the Company should access its web site at www.northeastbank.com.